Exhibit 99A

Cleveland-Cliffs Inc

NEWS RELEASE

Cleveland-Cliffs Reports Third-Quarter Earnings

Company Posts All-Time Record Revenues

Cleveland, OH – October 25, 2006 – Cleveland-Cliffs Inc (NYSE: CLF) today reported financial results for the 2006 third quarter and first nine months. All per-share amounts are diluted and have been adjusted to reflect the June 30, 2006, two-for-one stock split.

Third-quarter earnings per share increased approximately ten percent to $1.68, compared with $1.53 in 2005’s third quarter. Net income for the three months increased four percent to $89.1 million, versus last year’s $85.6 million. For the nine-month period, net income was $210.1 million, compared with $211.5 million in the corresponding 2005 period. Earnings per share advanced to $3.87, up from $3.81 last year.

Revenues from iron ore product sales and services of $580.1 million marked the highest quarterly revenue ever recorded in the Company’s history and exceeded the prior third-quarter record of $514.1 million set in 2005 by 13 percent. For the first nine months of 2006, revenues from iron ore product sales and services increased eight percent to a nine-month record of $1.4 billion, compared with $1.3 billion for the same period last year.

Chief Executive Officer Joseph A. Carrabba commented: “Results generated thus far in 2006 are consistent with plan. Slightly lower pellet-sales volume in North America is being outweighed by good pricing dynamics, and the added contributions from Portman continue to bolster results.”

North American Iron Ore

Third-quarter 2006 North American pellet sales margin declined to $108.5 million from $119.5 million in 2005, and to $255.8 million from $279.2 million in 2005’s first nine months.

The lower sales margin for the third quarter was primarily due to increased production costs, partially offset by higher volume and prices. The decline for the first nine months was primarily due to lower pellet-sales volume and higher production costs, partially offset by the higher sales price realizations.

Sales revenue (excluding freight and venture partners’ cost reimbursements) increased $45.0 million in the quarter, but decreased $18.3 million in the first nine months of 2006. The increase in the quarter was due to higher sales prices and the effect of a .4 million ton sales volume increase. The decrease in first-nine-months revenue was due to the net effect of 1.8 million fewer tons sold, largely offset by higher sales prices. The increase in sales prices primarily reflected contractual base price increases and higher term sales contract escalation factors, including higher steel pricing, higher PPI and lag-year adjustments. These factors were partially offset by the impact of lower international pellet prices. Included in first-nine-months 2006 revenues were approximately 1.3 million tons of 2006 sales at 2005 contract prices and $19.3 million of revenue related to pricing adjustments on 2005 sales.

Cost of goods sold and operating expenses (excluding freight and venture partners’ costs) increased $56.0 million in the quarter and $5.1 million in the first nine months of 2006. The increases primarily reflected higher unit production costs, principally due to increased energy and supply pricing, higher labor costs, increased maintenance activity and lower production.

Australian Iron Ore

Third-quarter 2006 Australia sales margin more than doubled, reaching $24.0 million versus $10.9 million in last year’s third quarter. Sales margin for the first nine months increased $29.0 million to $60.8 million, up from $31.8 million in 2005’s first nine months, an increase of 91 percent. The improvement in sales margin at Portman was due to higher sales prices and volume, partially offset by increased production costs. Sales revenue rose $19.4 million in the third quarter and $104.1 million in the first nine months. Increased sales volume accounted for $9.3 million and $85.1 million of the revenue increases for the third quarter and first nine months, respectively. Portman’s sales prices reflect a 19 percent increase in the international benchmark price of iron ore, which was settled in the second quarter of 2006. The increase in sales volume for the nine-month period reflects the exclusion of first-quarter 2005 sales prior to the March 31, 2005, acquisition.

Cost of goods sold and operating expenses increased $6.3 million in the third quarter and $75.1 million in the first nine months, compared with the same 2005 periods. The third-quarter and nine-month increases principally reflected higher volume and changes in unit production costs.

Other Items

The pre-tax earnings changes for the third quarter and first nine months of 2006 versus the comparable 2005 periods also included:

•	A business interruption insurance recovery in 2005, amounting to $1.4 million in the third quarter and $12.0 million for the first nine months, related to a five-week production curtailment in 2003 at the Empire and Tilden mines. This disruption was due to the loss of electric power caused by flooding in the Upper Peninsula of Michigan.

•	Higher miscellaneous expense of $4.7 million in the third quarter and $6.1 million for the nine-month period, primarily reflecting an increase in environmental reserves and higher business development expense. These expenses were partially offset by higher mark-to-market currency hedging gains at Portman of $1.8 million for the nine-month period.

•	Higher administrative, selling and general expenses in 2006 of $2.6 million in the third quarter and $4.1 million in the first nine months, primarily reflecting increased outside professional services and higher executive compensation.

•	A customer bankruptcy recovery of $3.9 million in this year’s third quarter from WCI Steel, resulting in complete recovery of the Company’s reserve related to WCI’s 2003 bankruptcy filing.

•	Lower other-net expense of $8.0 million in the first nine months of 2006, primarily reflecting $9.8 million of currency hedging costs associated with the Portman acquisition in 2005. This was partially offset by $1.7 million of 2006 expense related to the accelerated write-off of debt issuance costs due to the June 2006 replacement of the Company’s unsecured revolving credit facility.

Compared with the prior-year periods, income taxes were down $3.3 million for the 2006 third quarter and $7.8 million for the first nine months, reflecting a lower effective tax rate.

Net income in 2005 benefited from $5.2 million of after-tax income in the first quarter related to an accounting change.

Production and Inventory

At September 30, 2006, Cliffs had 4.9 million tons of pellets in its North American inventory, compared with 3.3 million tons at December 31, 2005 and 4.0 million tons at September 30, 2005. The increase from the comparable 2005 period was due to lower sales volume, partially offset by lower production. Total North American production for Cliffs’ account was 5.4 million tons in the third quarter and 15.9 million tons in the first nine months, versus 5.9 million tons and

16.6 million tons in the corresponding 2005 periods. Following is a summary of production tonnage for 2006 and 2005:

	(In Millions)
	Third Quarter		Nine Months
	2006	2005	2006	2005
North America (1)
Empire	1.1	1.3	3.6	3.7
Tilden	1.8	2.1	5.2	5.9
Hibbing	2.2	2.2	6.3	6.2
Northshore	1.3	1.3	3.8	3.7
United Taconite	1.4	1.4	3.8	3.7
Wabush	1.1	1.4	2.9	3.8

Total	8.9	9.7	25.6	27.0

Cliffs’ Share of Total	5.4	5.9	15.9	16.6

Australia (2)
Koolyanobbing	1.9	1.4	4.9	2.9
Cockatoo Island	.2	.2	.5	.3

Total	2.1	1.6	5.4	3.2

(1)	Tons are long tons of pellets of 2,240 pounds.
(2)	Tonnes are metric tons of 2,205 pounds. Portman’s 2005 totals reflect production since the acquisition.

Liquidity

At September 30, 2006, Cliffs had $203.2 million of cash and cash equivalents, including $74.5 million at Portman, and there are currently no borrowings under the Company’s $500 million revolving credit facility. At December 31, 2005, Cliffs had $192.8 million of cash and cash equivalents. The increase in cash and cash equivalents was due primarily to $228.4 million of net cash provided by operating activities, partially offset by $105.7 million for 2.9 million shares of common stock repurchases, capital expenditures totaling $96.7 million (including $36.5 million related to Portman) and $19.3 million of common and preferred dividends. Included in cash from operating activities was a refund of $67.5 million from the WEPCO escrow account and pension and VEBA funding of $62.9 million.

Under the Company’s July 2006 two-million-share repurchase authorization, .4 million shares had been repurchased as of September 30. An additional 1.6 million shares remain authorized for repurchase under the program.

Outlook

Total North American pellet production is expected to approximate 34 million tons, with Cliffs’ share approximately 21 million tons. Portman’s 2006 production volume is expected to be 7.5 million tonnes, reflecting the capacity expansion project.

Cliffs’ 2006 North American sales are projected to total approximately 21 million tons, versus 22.3 million tons last year, reflecting higher inventories at North American steel plants, the shutdown of Mittal Steel U.S.A.’s Weirton blast furnace and a programmed 2005 contractual change that modified and reduced consignment tonnage. Average revenue per ton for pellets (excluding freight and venture partners’ cost reimbursements) is expected to increase approximately nine percent to $64.21 per ton for full-year 2006.

Portman’s full-year 2006 sales are estimated to be 7.4 million tonnes. Revenue per tonne for 2006 is expected to increase approximately 17 percent to $48.62 due to price settlements, changes in sales mix, purchase accounting adjustments related to currency hedges in place at the acquisition and changes in exchange rate.

Cliffs’ North American unit production cost of goods sold and operating expenses for 2006 (excluding freight and venture partners’ cost reimbursements) are expected to increase approximately 11 percent from the 2005 cost of $42.65 per ton, principally reflecting increased energy and supply pricing, labor costs, maintenance activity and lower production. Cliffs’ Portman unit production costs for 2006 are expected to increase approximately five percent from 2005, with operating cost increases at Portman partially offset by lower Cliffs’ purchase accounting adjustments.

Carrabba added: “Turning toward 2007, we are optimistic regarding the current condition and outlook of global iron ore markets as well as the pellet market here in North America. Steel producers are once again demonstrating sensible discipline as they align production volumes with demand. This bodes well in the long-term for all industry participants and should have a mitigating effect on price volatility.

“Cliffs continues to pursue growth opportunities that can leverage its mining and processing expertise, while simultaneously returning a portion of profits to shareholders in the form of dividends and share repurchases,” he concluded.

Cliffs will host a conference call to discuss its third-quarter and first-nine-month 2006 results tomorrow, October 26, 2006, at 10:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its third-quarter 2006 Form 10-Q with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the Form 10-Q.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix; the impact of other price adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

# # #

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(In Millions, Except Per Share Amounts)	2006	2005	2006	2005
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$516.2	$451.8	$1,180.9	$1,095.1
Freight and venture partners’ cost reimbursements	63.9	62.3	191.8	175.5

	580.1	514.1	1,372.7	1,270.6
COST OF GOODS SOLD AND OPERATING EXPENSES	(447.6)	(383.7)	(1,056.1)	(959.6)

SALES MARGIN	132.5	130.4	316.6	311.0
OTHER OPERATING INCOME (EXPENSE)
Casualty insurance recoveries		1.4		12.0
Royalties and management fee revenue	3.0	3.3	8.6	9.5
Customer bankruptcy recoveries	3.9		4.1
Administrative, selling and general expenses	(14.2)	(11.6)	(37.3)	(33.2)
Miscellaneous - net	(5.7)	(1.0)	(9.9)	(3.8)

	(13.0)	(7.9)	(34.5)	(15.5)

OPERATING INCOME	119.5	122.5	282.1	295.5
OTHER INCOME (EXPENSE)
Gain on sale of assets	.9		1.4
Interest income	4.5	3.0	12.3	10.0
Interest expense	(1.0)	(1.6)	(2.8)	(3.5)
Other - net	.8	.8	(.5)	(8.5)

	5.2	2.2	10.4	(2.0)

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES, MINORITY INTEREST AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	124.7	124.7	292.5	293.5
INCOME TAX EXPENSE	(31.3)	(34.6)	(70.8)	(78.6)
MINORITY INTEREST (net of tax)	(4.3)	(3.8)	(11.9)	(7.7)

INCOME FROM CONTINUING OPERATIONS	89.1	86.3	209.8	207.2
INCOME (LOSS) FROM DISCONTINUED OPERATIONS (net of tax)		(.7)	.3	(.9)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	89.1	85.6	210.1	206.3
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.8)				5.2

NET INCOME	89.1	85.6	210.1	211.5
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(4.2)	(4.2)

INCOME APPLICABLE TO COMMON SHARES	$87.7	$84.2	$205.9	$207.3

EARNINGS PER COMMON SHARE - BASIC
Continuing operations	$2.13	$1.95	$4.83	$4.69
Discontinued operations		(.02)	.01	(.04)
Cumulative effect of accounting change				.12

EARNINGS PER COMMON SHARE - BASIC	$2.13	$1.93	$4.84	$4.77

EARNINGS PER COMMON SHARE - DILUTED
Continuing operations	$1.68	$1.54	$3.86	$3.74
Discontinued operations		(.01)	.01	(.02)
Cumulative effect of accounting change				.09

EARNINGS PER COMMON SHARE - DILUTED	$1.68	$1.53	$3.87	$3.81

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	41.1	43.6	42.5	43.4
Diluted	52.9	55.8	54.2	55.5

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(In Millions, Brackets Indicate Decrease in Cash)	2006	2005	2006	2005
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$89.1	$85.6	$210.1	$211.5
Cumulative effect of accounting change				(5.2)
(Income) loss from discontinued operations		.7	(.3)	.9

Income from continuing operations	89.1	86.3	209.8	207.2
Depreciation and amortization:
Consolidated	17.9	12.7	48.2	34.7
Share of associated companies	3.0	1.0	6.2	3.1
Minority interest	4.3	3.8	11.9	7.7
Share-based compensation	1.8		1.2
Pensions and other post-retirement benefits	(46.3)	(40.5)	(46.5)	(32.2)
Deferred income taxes	(5.0)	6.0	(3.8)	13.6
Gain on sale of assets	(2.0)	(.9)	(2.3)	(1.3)
Excess tax benefit from share-based compensation			(1.2)
Environmental and closure obligation	1.7	1.1	.7	3.3
(Gain) loss on currency hedges	1.1		(.3)	9.8
Other	(1.5)	(6.3)	.3	(6.3)
Changes in operating assets and liabilities:
Sales of short-term marketable securities			9.9	182.7
Purchases of short-term marketable securities		(5.0)	(3.7)	(5.0)
Product Inventories	46.4	7.2	(80.8)	(44.2)
Other	25.5	(3.1)	78.8	14.2

Net cash from operating activities	136.0	62.3	228.4	387.3
INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(24.2)	(24.1)	(87.1)	(70.2)
Share of associated companies	(3.2)	(1.8)	(9.6)	(6.4)
Investment in Portman Limited		(.2)		(409.9)
Payment of currency hedges				(9.8)
Proceeds from sale of assets	2.3	.9	3.9	1.4

Net cash used by investing activities	(25.1)	(25.2)	(92.8)	(494.9)
FINANCING ACTIVITIES
Borrowing under Revolving Credit Facility				175.0
Repayment under Revolving Credit Facility		(50.0)		(175.0)
Contributions by minority interest	.2	.3	1.4	1.4
Proceeds from stock options exercised		2.2	.6	5.7
Excess tax benefit from share-based compensation			1.2
Repurchases of Common Stock	(24.7)		(105.7)
Common Stock dividends	(5.2)	(4.4)	(15.1)	(8.7)
Preferred Stock dividends	(1.4)	(1.4)	(4.2)	(4.2)
Repayment of capital leases	(.3)	(1.1)	(2.5)	(1.7)
Issuance costs of Revolving Credit			(1.0)	(1.9)
Repayment of other borrowings	(.2)		(1.0)

Net cash used by financing activities	(31.6)	(54.4)	(126.3)	(9.4)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	.3		.8	(.4)

CASH FROM (USED BY) CONTINUING OPERATIONS	79.6	(17.3)	10.1	(117.4)
CASH FROM (USED BY) DISCONTINUED OPERATIONS -
OPERATING ACTIVITIES		(.8)	.3	(1.6)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79.6	$(18.1)	$10.4	$(119.0)

CLEVELAND-CLIFFS INC

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30 2006	December 31 2005	September 30 2005
	(unaudited)		(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$203.2	$192.8	$97.9
Marketable securities	3.7	9.9	5.0
Trade accounts receivable - net	73.3	53.7	72.3
Receivables from associated companies	33.6	5.4	47.0
Product inventories	199.9	119.1	152.4
Work in process inventories	47.8	56.7	38.9
Supplies and other inventories	69.3	70.5	58.5
Deferred and refundable income taxes	13.2	12.1	38.9
Other	60.4	115.8	100.6

TOTAL CURRENT ASSETS	704.4	636.0	611.5
PROPERTIES - NET	844.0	802.8	822.3
LONG-TERM RECEIVABLES	45.0	48.7	50.0
PREPAID PENSIONS	80.4	80.4	71.2
DEFERRED INCOME TAXES	55.2	66.5	23.8
MARKETABLE SECURITIES	22.2	10.6	1.4
OTHER ASSETS	97.9	101.7	98.5

TOTAL ASSETS	$1,849.1	$1,746.7	$1,678.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$370.7	$355.0	$303.5
Revolving credit
Payables to associated companies	2.9	7.7	1.9

TOTAL CURRENT LIABILITIES	373.6	362.7	305.4
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY	95.0	119.6	71.2
OTHER POST-RETIREMENT BENEFITS	67.3	85.2	99.7
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	91.5	87.3	85.3
DEFERRED INCOME TAXES	109.7	116.7	136.2
OTHER LIABILITIES	65.6	79.4	74.0

TOTAL LIABILITIES	802.7	850.9	771.8
MINORITY INTEREST	118.2	71.7	110.1
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	172.3	172.5	172.5
SHAREHOLDERS’ EQUITY	755.9	651.6	624.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,849.1	$1,746.7	$1,678.7

Notes to Unaudited Financial Statements

1.	On March 31, 2005, Cliffs initiated the acquisition in Portman Limited by purchasing approximately 68.7 percent of the outstanding shares of Portman. On April 19, 2005, Cliffs completed the acquisition of approximately 80.4 percent of Portman. As a result of this transaction, Portman became a consolidated subsidiary of Cliffs. The allocation of purchase price was completed in the first quarter of 2006.

2.	In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results of operations. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
NORTH AMERICA
Iron Ore Sales (Tons) - In Thousands	6,481	6,134	14,324	16,150

Sales Margin - In Millions
Revenues from iron ore sales and services*	$419.2	$374.2	$931.4	$949.7
Cost of goods sold and operating expenses*	310.7	254.7	675.6	670.5

Sales margin	$108.5	$119.5	$255.8	$279.2

Sales Margin - Per Ton
Revenues from iron ore sales and services*	$64.66	$61.00	$65.02	$58.81
Cost of goods sold and operating expenses*	47.94	41.52	47.16	41.52

Sales margin	$16.72	$19.48	$17.86	$17.29

__________ * Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.

AUSTRALIA
Iron Ore Sales (Tonnes) - In Thousands	1,939	1,730	5,165	3,258

Sales Margin - In Millions
Revenues from iron ore sales and services	$97.0	$77.6	$249.5	$145.4
Cost of goods sold and operating expenses	73.0	66.7	188.7	113.6

Sales margin	$24.0	$10.9	$60.8	$31.8

Sales Margin - Per Tonne
Revenues from iron ore sales and services	$50.06	$44.86	$48.31	$44.63
Cost of goods sold and operating expenses	37.64	38.58	36.54	34.87

Sales margin	$12.42	$6.28	$11.77	$9.76

RECONCILIATION TO PORTMAN MARGIN

Sales Margin - In Millions
Cliffs’ sales margin per above	$24.0	$10.9	$60.8	$31.8
Cliffs’ purchase accounting adjustments	10.2	19.1	29.6	26.6

Portman sales margin ($US)	$34.2	$30.0	$90.4	$58.4

Sales Margin - Per Tonne
Cliffs’ sales margin per above	$12.47	$6.28	$11.77	$9.76
Cliffs’ purchase accounting adjustments	5.26	11.04	5.73	8.16

Portman sales margin ($US)	$17.73	$17.32	$17.50	$17.92